Exhibit 4.5

CHARLES RIVER ASSOCIATES INCORPORATED
200 Clarendon Street, T-33
Boston, Massachusetts 02116

April    , 2004

«M_2» «M_1»
«Street»
«City», «State» «Zip»

  Re:
  Stock Purchase Agreement (the "Agreement")

Dear «M_3» «M_1»:

        We are pleased that you are interested in purchasing shares of the Common Stock, no par value ("Shares"), of Charles River Associates Incorporated, a Massachusetts corporation (the "Company"). The terms on which the Company is willing to issue Shares to you, and our agreements regarding such Shares; are as follows:

        1.    Purchase of Shares.    The Company hereby sells and issues to you, and you hereby purchase from the Company, «M_5» Shares for an aggregate purchase price of «M_6» («M_7»). Promptly after execution of this Agreement, the Company will issue a certificate registered in your name representing «M_5» Shares.

        2.    Your Representations and Warranties.    To induce the Company to issue the Shares to you, you hereby represent, warrant and agree as follows:

          2.1    Experience, Financial Capability and Suitability.    You are sufficiently experienced in financial and business matters to be capable of evaluating the risk of this investment and to make an informed decision relating thereto. You have the financial capability for making the investment, can afford a complete loss of the investment, and the investment is a suitable one for you. You understand that the purchase of the Shares involves a high degree of risk. You acknowledge that you have access to the Company's filings with the Securities and Exchange Commission at www.sec.gov and that the Company has encouraged you to review the filings in detail, particularly the portion of the Company's most recent periodic filing that is entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Future Performance." You acknowledge that you may lose your entire investment in the Company.

          2.2    Access to Information.    Prior to the execution of this Agreement, you have had the opportunity to ask questions of and receive answers from representatives of the Company concerning the finances, operations, business and prospects of the Company and the opportunity to obtain additional information to verify the accuracy of all information so obtained.

          2.3    Investment Intent.    You are acquiring the Shares for your own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the Shares. You acknowledge and agree that the Shares are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), and are not being registered or qualified under any state securities or "blue sky" laws, and that the Shares may not be transferred except in compliance with such laws.

          2.4    Accredited Investor.    You are an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities Exchange Commission pursuant to the Securities Act.

        3.    Restrictions on Transfer.

          3.1    Securities Law Restrictions.    You agree with the Company that the Shares shall not be pledged, hypothecated, sold or transferred, unless prior to the proposed pledge, hypothecation, sale or transfer of all or part of such Shares (a) a registration statement on the appropriate form under the Securities Act with respect to the Shares proposed to be transferred shall then be effective, and all applicable state securities and "blue sky" laws shall have been complied with; or (b) the Company shall have received an opinion of counsel to the Company, in form and substance satisfactory to it, that such registration is not required because such transaction complies with rules promulgated by the Securities and Exchange Commission under the Securities Act and with applicable state securities and "blue sky" laws.

          You understand that the Shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available; and that in the case of sales in which Rule 144 is not available, compliance with Regulation A under the Securities Act or some other exemption under the Securities Act will be required. You understand that there may not be available at the time you wish to sell your Shares the adequate current public information with respect to the Company which would permit offers or sales of the Shares under Rule 144. You understand that the holding period under Rule 144 shall not commence until you pay the full purchase price for the Shares in cash. Except as set forth in Section 3.6 of this Agreement, the Company has no present intention and is under no obligation to register the Shares under the Securities Act or any state securities or "blue sky" law nor to make Rule 144 available.

          3.2    General Restrictions on Transfer.    In addition to the foregoing restrictions, you agree with the Company not to pledge, hypothecate, sell or transfer the Shares (other than the pledge described in Section 4 of this Agreement) until June 8, 2007; provided, however, that in the event of your death the Shares may be transferred by will or in accordance with the laws of descent and distribution, but such Shares shall remain subject to all of the terms and conditions of this Agreement; and provided further, that in the event of any merger, consolidation, recapitalization, reorganization, stock split, stock combination or other readjustment in the capitalization of the Company, it shall not be a violation of this Section 3.2 to surrender certificates representing the Shares in exchange for certificates issued in your name representing any securities (and any other property) issuable to you as a result of such transaction, but such securities (and other property) shall remain subject to all of the terms and conditions of this Agreement, including without limitation Sections 4 and 5.1.

          3.3.    Legending of Shares.    All certificates representing the Shares to be issued to you pursuant to this Agreement shall have endorsed thereon legends substantially as follows:

    "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law and may not be sold, pledged, hypothecated or transferred in the absence of an effective registration statement covering these securities under the Act and any applicable state securities laws or an opinion of counsel satisfactory to the corporation, in form and substance satisfactory to the corporation, that registration is not required under the Act or under applicable state securities laws."

    "The securities represented by this certificate are subject to restrictions on transfer set forth in a stock purchase agreement between the registered holder hereof and the corporation. The corporation will furnish a copy of the agreement to the registered holder hereof upon written request and without charge."

          3.4    Right of First Purchase.    In addition to the other restrictions on transfer set forth in Sections 3 and 4 of this Agreement, the Company shall have a right of first purchase with respect to any Shares you wish to sell. You shall provide the Company with written notice of your intent to sell such Shares, and the Company shall have the right for a period of 10 business days following receipt of your notice to purchase such Shares from you. The Company may exercise this right by providing you with written notice of exercise, which notice shall specify the number of such Shares that the Company desires to purchase. The per share purchase price for such sale shall be equal to the average closing price of the Company's Common Stock for the ten trading days prior to the date on which you send your notice. If the Company exercises its right of first purchase, the purchase and sale of such Shares shall occur within 10 business days following such exercise. If the Company fails, with respect to any notice received on or after May 11, 2007, to exercise its right of first purchase within such ten-day period, you shall thereafter be entitled to sell at any time the Shares with respect to which the Company shall not have exercised its right of first purchase. You agree that the first date on which you may sell any Shares free of the restrictions in Section 3.2 of this Agreement is June 8, 2007 and, in order to facilitate the sale of Shares on that date, the Company agrees that you may provide written notice of your intent to sell Shares as early as May 11, 2007. You acknowledge that, although the restrictions in Section 3.2 of this Agreement will lapse on June 8, 2007, the Company is unable to guarantee that other factors, such as your possession of material non-public information regarding the Company, the Company's insider trading policy (to the extent it may apply to you on such date) or the suspension of the Company's obligations under Section 3.6 of this Agreement in accordance with the terms of such Section 3.6, will not prevent you from selling your Shares on that date or for a period of time thereafter.

          3.5    Termination of Certain Transfer Restrictions.    In the event of your death, the transfer restrictions set forth in Sections 3.2 and 3.4 of this Agreement shall terminate at such time as all payment obligations under that certain Promissory Note of even date herewith issued by you to the Company (the "Note") are satisfied.

          3.6    Shelf Registration.    For purposes of this Agreement, the term "Registrable Securities" means (i) all of the shares of Common Stock purchased by you hereunder, (ii) any shares of Common Stock issued or issuable by the Company in respect of the shares of Common Stock purchased by you hereunder, whether by means of a stock split, stock dividend or otherwise and (iii) any other securities issued or issuable by the Company in respect of the shares of Common Stock referred to in clauses (i) and (ii), whether by means of a merger, consolidation, recapitalization, reorganization or similar event, but only if at the time of registration the Company shall have listed such other securities for trading on a national securities exchange or the Nasdaq National Market. The foregoing securities will cease to be Registrable Securities if and when they (i) have been registered by the Company under the Securities Act and either (A) disposed of pursuant to such registration statement or (B) such registration continues to be effective at the time of inquiry, (ii) have been sold, transferred, distributed or otherwise disposed of by you (other than upon your death by will or in accordance with the laws of descent and distribution), including any sale pursuant to Section 3.4 of this Agreement, or (iii) first become eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company hereby agrees to prepare and file with the Securities and Exchange Commission a registration statement (the "Shelf Registration Statement"), in compliance with the Securities Act, under Rule 415 under the Securities Act (or any successor rule relating to continuous offerings by security holders), with respect to the resale of your Registrable Securities, provided that at the time of the filing of the Shelf Registration Statement the Company shall be eligible to use Form S-3 or Form S-8 (or any successor short-form registration statement available for such resale that permits incorporation by reference at least to the same extent as either such form) with respect to the disposition of such Registrable Securities. The Company shall (i) use commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 9:00 a.m. on June 8, 2007 and (ii) maintain the effectiveness of the Shelf Registration Statement until the close of business on June 8, 2008; provided, however, that the Company's obligations under this paragraph shall be suspended during any period (A) when the Company shall conclude in its sole discretion, after consultation with its legal counsel, that it is advisable to suspend use of any prospectus as a result of pending corporate developments, the disclosure requirements of the securities laws or other events deemed material by the Company or (B) when the filing or effectiveness of the Shelf Registration Statement could, in the opinion of the Company, after consultation with its financial advisors, impair the Company's ability to pursue a financing, acquisition or other transaction; and provided further, that no period during which the use of any prospectus shall be suspended pursuant to clause (A) or clause (B) above shall continue for more than 120 days. The Company shall use commercially reasonable efforts to issue its quarterly earnings release sufficiently in advance of June 8, 2007 so that the Company's quarterly black-out period under its insider trading policy shall not be in effect on June 8, 2007. The Company shall prepare and file with the Securities and Exchange Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary in its opinion to comply with its obligations under this paragraph. If the Company's obligations under this paragraph are suspended for any reason, the Company shall promptly provide you with written or oral notice of both the commencement and termination of the period of suspension. After receipt of such notice, you shall not offer, sell, pledge, hypothecate, transfer, distribute or otherwise dispose of, in reliance on the Shelf Registration Statement, any of your Registrable Securities during any period in which the Company's obligations under this paragraph are suspended. In addition, you acknowledge that, in order to ensure compliance with insider trading and other securities laws, the Company from time to time imposes restrictions on the trading of its securities by its directors, officers, employees and others, and you agree to comply with those restrictions as long as they apply to you. It shall be a condition to the Company's obligations under this paragraph that you (i) shall have promptly taken all such actions as the Company shall reasonably request in connection with the Shelf Registration Statement and (ii) shall have provided promptly (and in any event within seven business days) such information and other materials as the Company or its counsel shall request in connection with the Shelf Registration Statement. You represent, warrant and agree that all such information provided by you or on your behalf shall be true, complete and correct. You shall comply with the Securities Act and any other laws, rules or regulations applicable to any disposition of Registrable Securities pursuant to the Shelf Registration Statement. The Company shall pay all expenses incurred by it in complying with its obligations under this paragraph, including without limitation registration and filing fees, listing fees, printing expenses, messenger and delivery expenses, fees and expenses of the Company's counsel, fees and expenses of the Company's accountants, and the Company's internal expenses. You shall pay all expenses incurred by you in connection with the disposition of your Registrable Securities, including without limitation any broker's fees or commissions, selling expenses, messenger and delivery expenses, and fees and expenses of any counsel retained by you. All of the Company's obligations under this paragraph shall terminate on the date on which all of your Registrable Securities may be sold at one time under Rule 144 under the Securities Act. Your rights under this paragraph are personal to you and non-transferable except by will or in accordance with the laws of descent and distribution. You agree that the Company's obligations under this paragraph may be waived by the holders of a majority of the shares of Common Stock (and other securities issued or issuable in respect thereof) acquired pursuant to Section 6.11(b) of the Agreement and Plan of Merger dated as of March 18, 2004 by and among the Company, IP Acquisition Corp., Intecap, Inc. and the Company Stockholder Representative (as defined therein), as amended from time to time.

        4.    Stock Pledge.    As security for the due and punctual payment by you when due of any amounts payable by you under the Note, you hereby pledge, assign, transfer and grant a security interest in the Shares to the Company. As security for the pledge granted herein, you agree that the Company shall hold the certificate evidencing the Shares (together with stock power executed by you in blank) until such time as all payment obligations under the Note are satisfied. Upon the satisfaction of all payment obligations under the Note, the Company shall release its security interest in the Shares under this Section 4 and return to you the certificates and accompanying stock powers held by it (it being understood that, notwithstanding the return of any such certificate, Section 3 of this Agreement shall continue to apply in accordance with its terms).

        5.    Other Agreements.

          5.1    Further Assurances.    You agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. You agree that, in the event of any merger, consolidation, recapitalization, reorganization, stock split, stock combination, stock dividend or other readjustment in the capitalization of the Company, the term "Shares" shall be deemed (a) for purposes of Section 3 of this Agreement, to include, without limitation, any and all securities issued or issuable to you in respect of the Shares held by you at the time of such event and (b) for purposes of Section 4 of this Agreement, to include, without limitation, any and all securities and other property issued or issuable to you in respect of the Shares held by you at the time of such event.

          5.2    No Obligation as to Employment.    You acknowledge and agree that the Company is not by reason of this Agreement obligated to employ or retain, or continue to employ or retain, you in any capacity.

          5.3    Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party as specified above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the business day following the day such notice, request, consent or other communication is delivered to the courier service, or (iv) if sent by registered mail, on the 5th business day following the day such mailing is made.

          5.4    Entire Agreement.    This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          5.5    Modifications and Amendments.    The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

          5.6    Waivers and Consents.    The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

          5.7    Assignment.    You may not assign any of your rights and obligations under this Agreement without the prior written consent of the Company.

          5.8    Benefit.    All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

          5.9    Governing Law.    This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof.

          5.10    Severability.    In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

          5.11    Headings and Captions.    The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

          5.12    No Waiver of Rights, Powers and Remedies.    No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

          5.13    Survival of Representations and Warranties.    All representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof and any investigations made by or on behalf of the parties.

          5.14    No Broker or Finder.    Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other.

          5.15    Counterparts.    This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * *

        If the foregoing accurately sets forth your understanding and agreement, please sign the enclosed copy of this agreement and return it to us.

Very truly yours,
CHARLES RIVER ASSOCIATES INCORPORATED
By:	J. Phillip Cooper Executive Vice President and Chief Financial Officer

Accepted and agreed as of
the date first written above:

«M_2» «M_1»